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                                                               EXHIBIT 99.(b)(1)




                        HICKS MUSE EQUITY FUND II, L.P.
                         200 Crescent Court, Suite 1600
                              Dallas, Texas 75201


                                 April 10, 1997



Hedstrom Holdings, Inc.
200 Crescent Court, Suite 1600
Dallas, Texas 75201

Gentlemen:

                 You have advised Hicks Muse Equity Fund II, L.P. ("Hicks Muse") that Hedstrom Corporation (the "Company"), through a wholly-owned subsidiary thereof ("Acquisition Co.") will make a cash tender offer (the "Offer") at a price not to exceed $11.25 per share for all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Target Stock"), of ERO, Inc. ("Target"), followed by a merger of Acquisition Co. with and into Target (collectively, the "Acquisition"). This is to confirm that, subject to the terms hereof and upon the satisfaction of the last to occur of the conditions set forth below, Hicks Muse or an affiliate hereby commits to invest up to $40 million in Hedstrom Holdings, Inc. ("Holdings") pursuant to a purchase (the "Purchase") of the common equity of Holdings, the proceeds of which will be used in connection with the Acquisition.

1. Conditions. The Purchase is subject to (i) negotiation and execution of mutually satisfactory definitive stock purchase agreements containing representations, warranties, covenants, conditions, and indemnifications customary for transactions of this type and (ii) the consummation of the Offer by the Company on the terms set forth in that certain Merger Agreement, dated April 10, 1997, between the Company, Acquisition Co. and Target, as it may be amended from time to time.

2. Indemnity. Holdings and the Company agree to indemnify Hicks Muse, its affiliates, and their respective owners, officers, directors, agents, and employees (collectively, the "Indemnified Persons") against all expenses, damages, and liabilities suffered or incurred by any of them in connection with the transactions contemplated hereby (including those resulting from Hicks Muse's negligence), provided that the foregoing will not apply to any losses of an Indemnified Person to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. Such indemnity shall be payable as expenses, damages, and liabilities are incurred and shall survive any termination of this letter. HOLDINGS HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF HICKS MUSE OR ANY OTHER INDEMNIFIED PERSON.

3. Expense Reimbursement. In consideration of the Hicks Muse commitment contained herein, Holdings and the Company agree to promptly pay or cause to be paid upon receipt of any request
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Hedstrom Holdings, Inc.
April 10, 1997
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therefor all reasonable accounting, legal, banking and other out-of-pocket expenses of Hicks Muse relating to the transaction contemplated hereby.

4. Termination Fees Paid by Target. In further consideration of the Hicks Muse commitment contained herein, Holdings and the Company agree to promptly pay or cause to be paid to HM2/Management Partners, L.P. that amount of the fees required to be paid by Target to the Company or its designee in connection with the termination of that certain Agreement and Plan of Merger, dated April 10, 1997, by and among the Company, Acquisition Co. and Target which remain after (i) payment by Holdings and the Company of their expenses incurred in connection with the Acquisition and (ii) payment of a portion of such fees to Holdings's and the Company's financing sources as specified in the commitment letters of such financing sources.

5. Publicity. Hicks Muse and Holdings agree to consult with each other and will mutually agree upon the content and timing of any press release or other public statement with respect to the transactions contemplated herein.

6. Access to Information. Holdings and the Company shall provide Hicks Muse and its representatives full and complete access to the books, records, facilities, management and key personnel of Holdings and the Company.

7. Conduct of Business. From and after the date hereof until the termination of this agreement Holdings and the Company shall conduct their businesses only in the ordinary course.

8. Closing Date. The parties shall use their best efforts to close the transaction within 195 days after the date this letter is accepted by Holdings.

9. Further Actions. Each of the parties hereto agrees to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this letter and to negotiate in good faith with respect to the same. If at any time after the Purchase any further actions is necessary or desirable to carry out the purposes of this letter, including, without limitation, the execution of additional instruments, the proper officers and directors of each party to this letter shall take all such necessary action.

10. Confidentiality. Each party hereto shall each keep confidential all information obtained by it with respect to the other in connection with this letter, and will use such information solely in connection with the transactions contemplated hereby, and if the transactions contemplated hereby are not consummated, each shall destroy, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this letter and the transactions contemplated hereby. Notwithstanding the foregoing, neither party shall be required to keep confidential or destroy any information which (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, (b) is or becomes publicly known through no fault of the receiving party or its agents, (c) is required to be disclosed pursuant to an order or request of a judicial authority or governmental entity (provided the disclosing party is given reasonable prior notice), or (d) is developed by the receiving party independently of the disclosure by the disclosing party.





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Hedstrom Holdings, Inc.
April 10, 1997
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11.      Governing Law.  This letter shall be governed by and construed in accordance with the laws of the State of Texas without regard to the conflict-of-laws titles thereof.

12. Term. The obligations of the parties hereto (except those set forth in Sections 2, 3, 4 and 9) may be terminated, after 12:00 midnight, Dallas, Texas time on the 195th day after the date this letter is accepted by the Company, by either party by written notice delivered to the other.

13. Non-Disclosure. You agree that this letter and its terms and conditions may not be disclosed, directly or indirectly, to any other person except to your officers, agents and advisors who are directly involved in the consideration of this matter, without the prior written consent of Hicks Muse.

14.      Notice of Indemnity Provisions.  THIS AGREEMENT CONTAINS
INDEMNIFICATION PROVISIONS IN PARAGRAPH 2, NOTICE OF WHICH IS HEREBY GIVEN.

                                        Very truly yours,

                                        HICKS MUSE TATE & FURST
                                         EQUITY FUND II, L.P.

                                        By:     HM2/GP Partners, L.P.,
                                                its General Partner

                                        By:     Hicks Muse GP Partners, L.P.
                                                its General Partner

                                        By:     Hicks Muse Fund II Incorporated
                                                its General Partner


                                        By:     /s/ ALAN B. MENKES
                                                -------------------------------
                                                Name: Alan B. Menkes
                                                Managing Director and Principal


ACCEPTED AND AGREED TO:


HEDSTROM HOLDINGS, INC.



By: /s/ ANDREW S. ROSEN
   -------------------------
Name:   Andrew S. Rosen
   -------------------------
Title:  Vice President
   -------------------------

Dated:   April 10, 1997





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